EXHIBIT 11.1

COMPUTATION OF PER SHARE EARNINGS
(Dollars in millions of Canadian dollars)
(shares in millions)

	Year ended December 31,
	1999	1998	1997
BASIC
Weighted Average shares outstanding	743.5	742.7	381.2
Earnings (loss) from continuing operations attributable to common shareholders	(46.7)	(68.4)	(137.3)
Net income (loss)	(46.7)	(51.4)	(63.5)
Basic earnings (loss) from continuing operations per share	(0.06)	(0.09)	(0.36)
Basic earnings (loss) per share	(0.06)	(0.07)	(0.17)

FULLY DILUTED
Weighted Average shares outstanding	743.5	742.7	381.2
Net effect of dilutive stock options (1)	0.0	0.0	0.0
Assumed conversion of convertible debentures (1)	0.0	0.0	0.0
	743.5	742.7	381.2

Earnings (loss) from continuing operations attributable to common shareholders	(46.7)	(68.4)	(137.3)
Net income (loss)	(46.7)	(51.4)	(63.5)
Add interest on convertible debentures (1)	0.0	0.0	0.0
Add other interest income (1)	0.0	0.0	0.0

Earnings (loss) from continuing operations	(46.7)	(68.4)	(137.3)
Net income (loss)	(46.7)	(51.4)	(63.5)

Fully diluted earnings (loss) from continuing operations per share	(0.06)	(0.09)	(0.36)
Fully diluted earnings (loss) per share	(0.06)	(0.07)	(0.17)

(1)     Conversion of options and the convertible debentures is not assumed in 1998, 1997 and
 1996 in the computation of fully diluted earnings per share because its effects are antidilutive.